SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

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              240.14a-12

                Bull & Bear U.S. Government Securities Fund, Inc.
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                (Name of Registrant as Specified In Its Charter)


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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Notes:


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                BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.


                                                      November 23, 1998

Dear Fellow Shareholders,

         Regrettably, the group rejected by Fund shareholders last year called "Karpus" has indicated that it will continue its costly and disruptive feud with the Fund at the upcoming Annual Meeting of Shareholders.

         We expect that Karpus will be sending materials to you shortly, but we urge you to give no weight to its selective analysis. We will address the Karpus materials in much greater detail if and when they become available.

         In the meantime, we want you to know that of the 25 closed end government bond funds tracked by Morningstar, Inc. (an independent leader of financial information and analysis, which does not endorse any broker/dealer, financial planner, or bond company), the Fund's returns to shareholders have been outstanding.

o 15.76% is the Fund's market total return for the 12 months ending October 31, 1998 (ranking 4th best of 25 funds)

o 8.85% is the Fund's 12 month yield as of October 31, 1998 (ranking 2nd best of 25 funds)

         We believe these results would have been even more impressive were it not for the continuing drain on the Fund's assets caused by litigation brought about by Karpus' involvement with your Fund.

         We urge you to take this opportunity to sign, date and return the enclosed WHITE proxy card. Do not sign any proxy card sent to you by Karpus. If you have any voting questions or would like to vote your shares by telephone just call the Fund's proxy solicitor, D.F. King & Co., Inc. at 1-800-549- 6749.

         Thank you for your support.



                                Very truly yours,

                             The Board of Directors